Exhibit 99.1

FOR IMMEDIATE RELEASE

COMMSCOPE ANNOUNCES STRONG FOURTH QUARTER 2006 RESULTS

•                  GAAP EPS Rises More Than 50% Year Over Year;

•                  GAAP EPS of $0.38; Adjusted EPS of $0.40, Excluding Restructuring Charges;

•                  Adjusted Operating Income Up 40% and Adjusted EPS Up 33% Year Over Year;

•                  Operating Margin of 9.7%, Excluding Restructuring Charges;

•                  Sales of $394 million, up 14% Year Over Year;

•                  Orders of $354 Million, up 16% Year Over Year.

Hickory, NC – (February 23, 2007) CommScope, Inc. (NYSE: CTV), a global leader in infrastructure solutions, today announced strong fourth quarter results for the period ended December 31, 2006.  The Company reported fourth quarter sales of $393.7 million and net income of $27.2 million, or $0.38 per diluted share.  The reported net income includes after-tax charges of $1.1 million related to restructuring costs.  Excluding this special item, adjusted fourth quarter earnings were $28.3 million, or $0.40 per diluted share.  A reconciliation of reported GAAP earnings per diluted share to adjusted results for the fourth quarter and calendar year is attached.

For the fourth quarter of 2005, CommScope reported sales of $345.8 million and net income of $16.6 million, or $0.25 per diluted share.  The reported net income included total after-tax charges of $11.6 million related to restructuring costs and an after-tax gain of $8.3 million related to recovery of accounts receivable that had previously been written off.  Excluding these special items, adjusted earnings were $19.9 million, or $0.30 per diluted share.

“We are very pleased to celebrate our 30th anniversary with record performance,” said Frank M. Drendel, CommScope Chairman and Chief Executive Officer.  “During 2006, we increased sales 21%, improved operating income by more than 75% and grew cash flow from operations by 38% to $118.8 million.  I am particularly proud of CommScope’s team for creating profitable growth while successfully implementing the global manufacturing initiatives.

“Powerful drivers are changing the face of global telecommunications,” stated Drendel.  “Higher-bandwidth network applications, broadband video growth and ‘IP-everywhere’ business models continue to drive global demand for infrastructure solutions.  We believe that each of our business segments is well positioned for ongoing success due to the expanding demand for communications bandwidth.”

Sales Overview

Sales for the fourth quarter of 2006 increased 13.9% year over year, primarily driven by higher prices and increased customer demand in both the Enterprise and Broadband segments.

Below is a sales summary:

	Fourth	Third	Fourth
	Quarter	Quarter	Quarter	% Change
($ in millions)	2006	2006	2005	YOY	Sequential

Enterprise	$187.5	$237.7	$163.1	15.0%	-21.1%
Broadband	$144.0	$143.8	$119.3	20.7%	0.1%
Carrier	$62.4	$85.0	$64.0	-2.5%	-26.6%
Inter-segment eliminations	$(0.2)	$(0.4)	$(0.6)	n/a	n/a

Total CommScope Net Sales	$393.7	$466.1	$345.8	13.9%	-15.5%

Enterprise sales rose 15.0% year over year to $187.5 million, primarily due to higher prices and higher sales volume.  Enterprise sales rose across essentially all geographic regions with particular strength in the Europe, Middle East and Africa (EMEA) and Central and Latin American (CALA) regions.  As previously expected, sales declined sequentially primarily due to strong shipments in the third quarter and the typical seasonal slowdown.  The Enterprise segment continues to experience year-over-year growth as businesses invest in higher capacity infrastructure solutions and continue to consolidate data centers.

Broadband segment sales rose to $144.0 million, up 20.7% year over year primarily due to price increases implemented in the first half of 2006, higher sales volume and a product line acquisition announced in early 2006.  The Broadband sales volume reflects continued competition between cable television operators and telephone companies that provide bundled services for residential and commercial customers.

Carrier sales decreased 2.5% year over year to $62.4 million.  The year-over-year and sequential decrease is due primarily to the anticipated fourth quarter slowdown in spending by a major telecommunications company.  Despite this volatility, the Carrier segment was the fastest growing segment for CommScope during calendar year 2006.  CommScope believes that the outlook for ongoing Carrier growth is positive as telephone companies continue investing in their infrastructure to support video and high-speed data services.

Total international sales for the fourth quarter of 2006 rose 11.4% year over year to $135.0 million, or approximately 34.3% of total company sales.

External orders booked in the fourth quarter of 2006 were $354.4 million, up 15.5% from the year-ago quarter.

Global Manufacturing Initiatives

CommScope’s fourth quarter 2006 results reflect net pretax restructuring charges of $1.8 million ($1.1 million after tax) for costs associated with the previously announced global manufacturing initiatives.  These initiatives have been substantially completed.

Other Highlights

•                  CommScope, in collaboration with Solarflare™ Communications, recently demonstrated the first standards-compliant 10GBASE-T server adapter at Cisco Networkers 2007 in Cannes, France.  The demonstration featured CommScope’s SYSTIMAX® GigaSPEED® X10D Solution and Solarflare Solarstorm™ 10GBASE-T server adapters.

•                  Gross margin for the fourth quarter was 28.2%, up 240 basis points year over year.  The gross margin improvements were primarily due to price increases, higher sales volume, favorable mix and the positive impact of the Company’s global manufacturing initiatives.

•                  SG&A for the fourth quarter of 2006 was $64.8 million, compared to $40.5 million in the year-ago quarter.  The increase in SG&A results primarily from increased selling and marketing expenses related to higher sales and the impact of a $13.2 million pretax benefit recognized in 2005 related to the recovery of accounts receivable from Adelphia that had been written off in 2002.

•                  Fourth quarter 2006 results include $1.5 million of pretax, equity-based compensation expense in accordance with SFAS No. 123(R).

•                  Operating income for the fourth quarter of 2006 was $36.3 million or 9.2% of sales.   Excluding restructuring costs, operating income would have been $38.1 million or 9.7% of sales.  In the year-ago quarter, operating income was $21.8 million or 6.3% of sales.  Excluding special items, operating income would have been $27.0 million or 7.8% of sales for the quarter.

•                  Total depreciation and amortization expense was $13.7 million for the fourth quarter of 2006.

•                  Net cash provided by operating activities in the fourth quarter of 2006 was $87.4 million.  Capital spending in the quarter was $8.9 million.

Full Year 2006 Results

CommScope reported sales of $1,623.9 million for calendar year 2006, and net income of $130.1 million, or $1.84 per diluted share.  The Company’s 2006 results included an after-tax charge of $8.1 million related to restructuring costs and an after-tax benefit of $18.6 million related to a recovery on a note receivable from OFS BrightWave, LLC.  Excluding these special items, 2006 adjusted earnings would have been $1.69 per diluted share.  Please see the attached reconciliation of reported GAAP earnings per diluted share to adjusted results.

CommScope reported sales of $1,337.2 million for calendar year 2005, and net income of $50.0 million, or $0.78 per diluted share.  The Company’s 2005 results included an after-tax charge of $24.6 million related to restructuring costs, an after-tax benefit of $8.3 million related to recovery of accounts receivable from Adelphia, and other net after-tax charges totaling $0.5 million.  Excluding these special items, 2005 adjusted earnings would have been $1.03 per diluted share.

A sales summary for calendar years 2006 and 2005 is shown below.

	Actual	Actual	Change
($ in millions)	2006	2005	$	%

Enterprise	$802.3	$662.5	$139.8	21.1%
Broadband	550.2	459.6	90.6	19.7%
Carrier	273.1	217.4	55.7	25.6%
Inter-segment eliminations	(1.7)	(2.3)	0.6	n/a

Total CommScope Net Sales	$1,623.9	$1,337.2	$286.7	21.4%

Gross margin for calendar year 2006 was 27.3% and operating margin was 9.8%.  Excluding pre-tax restructuring costs of $12.6 million, operating margin was 10.5%.

Cash flow from operations in 2006 was $118.8 million and reflects depreciation and amortization of $55.6 million.  Capital spending was $31.6 million for the year and the Company ended 2006 with $427.9 million in cash, cash equivalents and short-term investments.

Outlook

CommScope management provided the following guidance for the first quarter of 2007 and calendar year 2007:

First Quarter 2007

•             For the first quarter of 2007, revenue is expected to be $390-$410 million and operating margin is expected to be 10.5% - 11.5%, excluding special items.

•             Effective tax rate of approximately 30%-34%.

Calendar Year 2007

•             For calendar year 2007, the Company has increased its revenue and operating margin guidance.  CommScope now expects revenue in the range of $1.72 -$1.76 billion and operating margin around the 12% level, excluding special items.

•             Effective tax rate of approximately 30%-34%.

•             Depreciation and amortization expense of approximately $50 million.

•             Capital spending of approximately $30-$40 million.

“We are pleased with our record financial performance in 2006,” said Jearld L. Leonhardt, Executive Vice President and Chief Financial Officer.  “We believe CommScope ended the year with a solid financial foundation and expect to continue the positive momentum in 2007.

“Despite volatile raw material costs, we continue to believe that we can achieve reasonable sales growth while increasing operating income by more than 20%, excluding special items,” Leonhardt concluded.

Conference Call Information

CommScope plans to host a call today at 9:00 a.m. ET to discuss fourth quarter results. You are invited to listen to the conference call or live webcast with Frank Drendel, Chairman and CEO; Brian Garrett, President and COO; and Jearld Leonhardt, Executive Vice President and CFO.

To participate on the conference call, domestic and international callers should dial +1- 415-537-1810. Please plan to dial in 10-15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the conference call will also be available via webcast from the Presentations page on CommScope’s website at http://phx.corporate-ir.net/phoenix.zhtml?c=101146&p=irol-presentations.

If you are unable to participate on the call and would like to hear a replay, you may dial 800-633-8284. International callers should dial +1-402-977-9140 for the replay. The replay ID is 21328950 and it will be available through Friday, March 2.  A webcast replay will also be archived on CommScope’s website for a limited period of time following the conference call.

About CommScope

CommScope (NYSE: CTV – www.commscope.com) is a world leader in infrastructure solutions for communication networks.  Through its SYSTIMAX® SolutionsTM and Uniprise® Solutions brands CommScope is the global leader in structured cabling systems for business enterprise applications. It is also the world’s largest manufacturer of coaxial cable for Hybrid Fiber Coaxial applications. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with high-performance wired or wireless cabling solutions.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, the business position, plans, outlook, revenues, margins, earnings, global manufacturing initiatives, a previous product line acquisition, synergies and other financial items relating to CommScope that are based on information currently available to management, management’s beliefs and a number of assumptions concerning future events. These forward-looking statements are identified by the use of certain terms and phrases, including but not limited to “intend,” “goal,” “estimate,” “expect,” “project,” “plans,” “anticipate” “should,” “designed to,” “foreseeable future,” “believe,” “think,” “scheduled” and similar expressions. Forward-looking statements are not a guarantee of performance and are subject to a number of risks, uncertainties and other factors that could cause the actual results to differ materially from those currently expected.  Factors that could cause actual results of CommScope to differ materially include, but are not limited to, customer demand for our products and the ability to maintain existing business alliances with key customers or distributors; volatility in raw material costs and the effect of related price changes; changes in the technology deployed by cable television or other telecommunication companies; the risk that customers might cancel orders placed or that orders currently placed may reduce orders in the future; the risk that our internal production capacity and that of our contract manufacturers may be insufficient to meet customer demand for our products; continuing consolidation among our customers; competitive pricing and acceptance of our products; industry competition and the ability to retain customers through product innovation; possible production disruption due to supplier or contract manufacturer bankruptcy, reorganization or restructuring; successful ongoing operation of our vertical integration activities; the possibility of further restructuring actions; expected synergies related to the acquisition of the MC2® product line from Trilogy Communications, Inc.; possible future impairment charges for fixed or intangible assets; increased obligations under employee benefit plans; ability to achieve expected sales and operating income goals; costs of protecting or defending our intellectual property; ability to obtain capital on commercially reasonable terms; adequacy and availability of insurance; costs and challenges of compliance with domestic and foreign environmental laws; variability in expected tax rate and ability to recover amounts recorded as value added tax receivables; product performance issues and associated warranty claims; ability to successfully implement major systems initiatives; regulatory changes affecting us or the industries we serve; authoritative changes in generally accepted accounting principles by standard-setting bodies; environmental remediation issues; terrorist activity or armed conflict; political instability; major health concerns; and any statements of belief and any statements of assumptions underlying any of the foregoing.  For a more complete description of factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission, which are available on CommScope’s website or at www.sec.gov.  In providing forward-looking statements, the Company does not intend, and is not undertaking any duty or obligation, to update these statements as a result of new information, future events or otherwise.

CONTACTS:
Phil Armstrong	Betsy Lambert, APR
Investor Relations	Media Relations
(828) 323-4848	(828) 323-4873

CommScope, Inc.
Condensed Consolidated Statements of Operations
(Unaudited — In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005

Net sales	$393,711	$345,787	$1,623,946	$1,337,165

Operating costs and expenses:
Cost of sales	282,726	256,619	1,179,861	992,690
Selling, general and administrative	64,795	40,548	240,024	199,706
Research and development	8,078	8,353	32,899	31,349
Restructuring costs	1,814	18,430	12,578	38,558
Total operating costs and expenses	357,413	323,950	1,465,362	1,262,303

Operating income	36,298	21,837	158,584	74,862
Other income (expense), net	452	(34)	1,324	(524)
Interest expense	(1,968)	(1,986)	(8,050)	(8,328)
Interest income	4,296	1,643	11,837	5,077

Income before income taxes and gain on OFS BrightWave note receivable	39,078	21,460	163,695	71,087
Income tax expense before income tax provision on gain on OFS BrightWave note receivable	(11,908)	(4,842)	(52,187)	(21,109)

Income before gain on OFS BrightWave note receivable	27,170	16,618	111,508	49,978
Gain on OFS BrightWave note receivable, net of tax of $11,175	—	—	18,625	—

Net income	$27,170	$16,618	$130,133	$49,978

Net income per share:
Basic	$0.46	$0.30	$2.22	$0.91
Assuming dilution (a)	$0.38	$0.25	$1.84	$0.78

Weighted average shares outstanding:
Basic	59,640	55,414	58,524	54,828
Assuming dilution (a)	73,099	68,271	72,266	67,385

(a) Calculation of net income per share, assuming dilution:
Net income (basic)	$27,170	$16,618	$130,133	$49,978
Convertible debt add-back (b)	629	629	2,516	2,516
Numerator (assuming dilution)	$27,799	$17,247	$132,649	$52,494

Weighted average shares (basic)	59,640	55,414	58,524	54,828
Dilutive effect of:
Stock options (c)	1,708	1,269	2,054	1,039
Phantom stock and performance units	257	94	194	24
Convertible debt (b)	11,494	11,494	11,494	11,494
Denominator (assuming dilution)	73,099	68,271	72,266	67,385

(b)         In March 2004, the Company issued $250 million of 1% convertible senior subordinated debentures, which are convertible into shares of common stock at a conversion rate of 45.9770 shares per $1,000 principal amount representing a conversion price of $21.75 per share.  These debentures are convertible into shares of CommScope common stock under specific circumstances as described in the Company’s Form 10-K for the year ended December 31, 2004.

(c)          Options to purchase approximately 0.6 million and 0.9 million common shares were excluded from the computation of net income per share, assuming dilution, for the three months ended December 31, 2006 and 2005, respectively, because they would have been antidilutive.  Options to purchase approximately 0.6 million and 2.1 million common shares were excluded from the computation of net income per share, assuming dilution, for the years ended December 31, 2006 and 2005, respectively, because they would have been antidilutive.

CommScope, Inc.
Condensed Consolidated Balance Sheets
(Unaudited — In thousands, except share amounts)

	December 31,	December 31,
	2006	2005
Assets

Cash and cash equivalents	$276,042	$146,549
Short-term investments	151,868	102,101
Total cash, cash equivalents and short-term investments	427,910	248,650

Accounts receivable, less allowance for doubtful accounts of $13,461 and $13,644, respectively	186,824	165,608
Inventories	153,596	123,603
Prepaid expenses and other current assets	14,914	26,156
Deferred income taxes	24,556	25,245
Total current assets	807,800	589,262

Property, plant and equipment, net	242,012	252,877
Goodwill	151,378	151,356
Other intangibles, net	63,967	69,297
Deferred income taxes	15,493	24,623
Other assets	21,823	14,766

Total Assets	$1,302,473	$1,102,181

Liabilities and Stockholders’ Equity

Accounts payable	$74,927	$63,444
Other accrued liabilities	95,316	100,498
Current portion of long-term debt	13,000	13,000
Total current liabilities	183,243	176,942

Long-term debt	271,100	284,300
Pension and postretirement benefit liabilities	89,995	101,989
Other noncurrent liabilities	19,031	16,925
Total Liabilities	563,369	580,156

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $.01 par value; Authorized shares: 20,000,000; Issued and outstanding shares: None at December 31, 2006 and 2005	—	—
Common stock, $.01 par value; Authorized shares: 300,000,000; Issued shares, including treasury stock: 69,934,533 at December 31, 2006 and 66,073,347 at December 31, 2005; Issued and outstanding shares: 59,734,533 at December 31, 2006 and 55,873,347 at December 31, 2005	699	661
Additional paid-in capital	532,344	462,842
Deferred equity-based compensation	—	(8,980)
Retained earnings	346,821	216,688
Accumulated other comprehensive income (loss)	4,775	(3,651)
Treasury stock, at cost: 10,200,000 shares at December 31, 2006 and 2005	(145,535)	(145,535)
Total Stockholders’ Equity	739,104	522,025

Total Liabilities and Stockholders’ Equity	$1,302,473	$1,102,181

CommScope, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited — In thousands)

	Twelve Months Ended December 31,
	2006	2005

Operating Activities:
Net income	$130,133	$49,978
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	55,557	60,166
Equity-based compensation	4,909	353
Deferred income taxes	7,891	(6,807)
Gain on OFS BrightWave note receivable, pretax	(29,800)	—
Restructuring costs related to fixed asset impairment and curtailments	1,059	26,136
Tax benefit from the issuance of shares under equity-based compensation plans	—	3,423
Changes in assets and liabilities	(50,925)	(46,994)
Net cash provided by operating activities	118,824	86,255

Investing Activities:
Additions to property, plant and equipment	(31,552)	(19,943)
Proceeds from OFS BrightWave note receivable	29,800	—
Acquisition of MC2 product line	(13,810)	—
Acquisition of Connectivity Solutions	—	653
Net purchases of short-term investments	(49,767)	(24,481)
Proceeds from disposal of fixed assets	14,919	1,730
Net cash used in investing activities	(50,410)	(42,041)

Financing Activities:
Principal payments on long-term debt	(13,200)	(13,000)
Long-term financing costs	—	(306)
Proceeds from the issuance of shares under equity-based compensation plans	54,970	17,231
Tax benefit from the issuance of shares under equity-based compensation plans	18,141	—
Net cash provided by financing activities	59,911	3,925

Effect of exchange rate changes on cash	1,168	(1,221)

Change in cash and cash equivalents	129,493	46,918
Cash and cash equivalents, beginning of period	146,549	99,631
Cash and cash equivalents, end of period	$276,042	$146,549

CommScope, Inc.

Sales and Operating Income by Reportable Segment

(Unaudited — In millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Net Sales:
Enterprise	$187.5	$163.1	$802.3	$662.5
Broadband	144.0	119.3	550.2	459.6
Carrier	62.4	64	273.1	217.4
Inter-segment eliminations	(0.2)	(0.6)	(1.7)	(2.3)
Consolidated Net Sales	$393.7	$345.8	$1,623.9	$1,337.2

Operating Income (Loss):
Enterprise	$19.8	$(2.9)	$95.9	$34.1
Broadband	9.1	21.6	34.3	47.8
Carrier	7.4	3.1	28.4	(7.0)
Consolidated Operating Income	$36.3	$21.8	$158.6	$74.9

CommScope, Inc.

Reconciliation of GAAP Earnings to Adjusted Earnings

(Unaudited)

	Three Months Ended December 31, 2006		Twelve Months Ended December 31, 2006
	Earnings ($m)	Diluted EPS	Earnings ($m)	Diluted EPS

GAAP Earnings Reported	$27.2	$0.38	$130.1	$1.84
Special items:
Restructuring costs	1.1	0.02	8.1	0.11
Gain on OFS BrightWave note receivable	—	—	(18.6)	(0.26)
Adjusted Earnings	$28.3	$0.40	$119.6	$1.69

	Three Months Ended December 31, 2005		Twelve Months Ended December 31, 2005
	Earnings ($m)	Diluted EPS	Earnings ($m)	Diluted EPS

GAAP Earnings Reported	$16.6	$0.25	$50.0	$0.78
Special items:
Restructuring costs	11.6	0.17	24.6	0.37
Employee benefit adjustment	—	—	(1.7)	(0.03)
Deferred tax valuation adjustment	—	—	2.2	0.03
Adelphia recovery	(8.3)	(0.12)	(8.3)	(0.12)
Adjusted Earnings	$19.9	$0.30	$66.8	$1.03

CommScope management believes that presenting earnings information excluding the special after-tax items noted above provides meaningful information to investors because the adjusted results eliminate special items which are not related to CommScope’s ongoing operations, and therefore allows investors to compare period to period more easily.